Exhibit 99.2

DigitalGlobe, Inc.

Q4-2013 Earnings Call Script

Investor Relations

Thank you, operator. Good morning everyone and thanks for joining our call today. With me on the call are Jeff Tarr, President and Chief Executive Officer, and Yancey Spruill, Chief Financial Officer.

Our remarks today will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended. Any forward-looking statements are based upon our historical performance and our current plans, estimates and expectations. We may make forward-looking statements about, among other matters, revenue and revenue growth; adjusted EBITDA and adjusted EBITDA margin; earnings per share; cash flow; sales pipelines; and strategic initiatives.

Inclusion of this forward-looking information should not be regarded as representation by us that we will achieve future plans, estimates or expectations. Such forward-looking statements are subject to various risks and uncertainties and assumptions. A number of important factors could cause our actual results or performance to differ materially from those indicated by such forward-looking statements. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect occurrence of unanticipated events. Please refer to our earnings release, which can be found at our website at www.digitalglobe.com for a discussion of these risk factors.

You should also refer to our earnings release for an explanation of the non-GAAP financial measures discussed during this calI and for a reconciliation of those measures to the nearest applicable GAAP measures. These non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods.

For your convenience, we have posted slides on the Investor Relations section of our website at www.digitalglobe.com to give you an overview of the information we will cover today.

During the question and answer session, please limit your questions to one question plus a follow up, and then please re-enter the queue if you have other follow-up questions.

With that, I will turn the call over to Jeff.

CEO — Jeffrey R. Tarr

Good morning. Thank you for joining us for today’s discussion of our fourth quarter and full-year results.  2013 was a transformative year for DigitalGlobe.  We exited the year as a substantially larger and more capable company.

We brought together two industry leaders, removed more than 100 million dollars of operating cost and made great strides in completing the world’s two most capable commercial earth observation satellites — one which will be launched later this year and another which will be launched when needed.  By any measure we are the technology and industry leader well positioned to deliver long-term profitable growth and free cash flow generation and realize our vision as the indispensable source of information about our changing planet.

Today, I plan to:

•                  Discuss our integration successes,

•                  Update you on our 2013 full year and Q4 results,

•                  Provide a preview of 2014,

•                  And take some time to discuss our acquisition of Spatial Energy.

I’ll then hand it over to Yancey, who will provide more details with regard to our financial performance and update our guidance.

Starting first with the integration, our team made great strides combining what were once two fierce competitors into one integrated company with one common culture, built around a unifying Purpose, Vision and Values.  Through the course of the year we also integrated numerous duplicative systems, improved our operations and expanded our capabilities.

In the process, we removed nearly 130 million dollars of annualized cost from the business, including more than 100 million dollars of operating expense and 26 million dollars of financing costs.  We exceeded our original target of 100 million dollars in operating expense reductions — and we achieved it fully seven months early.  Moreover, we’ve determined that there is even more synergy than we originally anticipated, and today are raising our target by an additional 20 million dollars.

The focus of our integration efforts in 2013 was on cost reduction.  That cost reduction has now driven three straight quarters of strong sequential EBITDA margin expansion.  With a fourth quarter adjusted EBITDA margin of 49 percent, up nearly 900 basis points sequentially, we are well positioned to achieve our original commitment of 50 percent EBITDA margin upon completion of our 18-month integration effort.

In 2014, our integration work will focus primarily on customer experience and growth. We expect the work we complete in 2014 to produce the incremental 20 million dollars of cost savings, but more importantly, to create a seamless customer experience and enhance our ability to scale to achieve our one billion-dollar revenue growth aspiration.  Examples of this next phase of our integration program include consolidation of our order entry and collection planning systems.

Let me now turn from the update on our successful integration to my second topic, our Q4 and 2013 results.

We grew revenue by 35 percent in the fourth quarter and 45 percent for the full year. We grew our U.S. Government business by 29 percent in the fourth quarter and 38 percent for the full year.  A key contributor to our recent growth has been Global EGD.  Our significant investment in creating this breakthrough platform to process and deliver imagery in near real time is changing the way customers across the U. S. government access and use imagery.  In recent months we’ve seen rapid acceleration of adoption and usage and intend to apply this capability to deliver even more value to our largest customer.

We grew our direct access business by 113 percent in the fourth quarter and by 86 percent for the full year, surpassing the 100-million-dollar annual revenue mark.  We achieved this fourth quarter result in spite of the fact that our newest customer didn’t come on line until the middle of Q1.

Taken together our U. S. Government and Direct Access businesses are of great importance.  Both are attractive, growing revenue streams that, combined, represent 75 percent of our revenue base, are highly recurring in nature and exhibit strong renewal rates.

While we were pleased with our results in these two areas, we were disappointed in the performance of our Diversified Commercial revenue beyond our Direct Access business, and we are taking steps to get this area back on a strong growth trajectory.

On our third-quarter call, we acknowledged revenue risk, but the shortfall was larger than expected.  Our international civil governments business, which is concentrated in emerging markets and is largely project based accounted for nearly all of the weakness.  Civil government budgets became unexpectedly constrained due to macro-economic and political factors, including a stronger U.S. dollar that rendered our products more expensive in certain local currencies.

While most of that revenue remains in our pipeline — and some is now included in our backlog, we didn’t close enough business in time to deliver commercial growth in the quarter.

We also saw increased competition in a small part of our business characterized by lower resolution, lower accuracy offerings.  Purchases of this type of imagery tend to be more transactional in nature and often come to us through non-exclusive resellers.  While we intend to continue to compete in this segment primarily using Ikonos and Quickbird, our top priority will continue to be with customers who value our superior resolution, accuracy and spectral diversity combined with our image processing, mining and analytics.

Reinforcing this strategy, we were encouraged by a number of key wins with customers who value our superior resolution and accuracy, including a major multi-year agriculture monitoring program with the European Commission.  This deal is expected to generate several million dollars of revenue annually over each of the next 4 years.  Our superior 50-centimeter native resolution, accuracy and collection capability were key differentiators behind the win and allowed us to command a meaningful premium over competitors. I’m also pleased to announce that, this week, we signed a multi-year renewal with Google, a strategically important customer in our LBS customer group.  We also signed emerging market deals in India and another in the Middle East and added others to our pipeline, lending confidence to our view that current emerging market challenges are temporary.

Going forward we will capitalize on our superior resolution, accuracy and spectral diversity to re-accelerate our sales cycle and get our diversified commercial business back on a strong growth trajectory.  Specific near-term actions include:

•                  Stronger marketing and value propositions;

•                  New products as discussed in our recent investor day including Advanced Country Coverage, Global EGD, Geospatial Big DataTM offerings and Analytics;

•                  Stepped up efforts to secure permission from U.S. Government regulators to sell our 30 cm imagery;

•                  Leveraging the first generation satellites in our fleet, QuickBird and Ikonos, to compete more aggressively with the comparable 70-centimeter satellites in our competitors’ fleet;

•                  And, where reseller performance is lacking, pursuit of alternative routes to market.

To this end, we have completed the acquisition of Spatial Energy, a value-added reseller with a strong position in the oil and gas vertical.  More on that later.

I’d now like to move on from 2013 and Q4 to the next topic and preview some of what we see as we look ahead to the balance of 2014.  With regard to our outlook, we expect 2014 revenue growth in the mid-single digit range.  Longer term, our growth aspirations are higher.  While emerging markets may well continue as a headwind in our commercial business in the near term, we remain confident in the underlying demand for our services in this customer group.   More importantly, we expect our growth to get a substantial boost beginning in late 2014 with the step up in our EnhancedView SLA, with further acceleration in 2015 as we more fully commercialize WorldView-3, which is on track for a mid-August launch.  Resolution restriction relief will create new opportunities for both our existing constellation and GeoEye-2.  Acquisitions like Spatial Energy and new product offerings in the realm of Geospatial Big DataTM and Analytics that we shared at investor day will further advance our progress towards our billion dollar revenue milestone.

As for our bottom line, our synergy savings have positioned us well to deliver EBITDA margins f at least 50 percent and free cash flow margins f at least 20 percent by the fourth quarter of 2014.  These all-important metrics should be further enhanced with continued top-line growth in 2015 and beyond.

Finally I’d like to share a few more details on our acquisition of Spatial Energy.

Spatial Energy is the leading provider of satellite imagery, radar, aerial imagery and approximately 50 other geospatial data sets that run through a sophisticated on-demand platform geared specifically to the energy industry.  Their customers, which include 12 of the top 20 oil and gas majors around the world, use Spatial Energy’s offerings primarily to support exploration-related activities.

We see a number of key strategic benefits:

•                  Spatial Energy will position us much closer to end customers in the important oil and gas vertical — one of the very largest end markets for information.

•                  It will be accretive to our diversified commercial growth.

•                  In addition to the opportunity to add new oil and gas accounts around the world, we expect to grow existing accounts by using our analytics, emerging Geospatial Big DataTM and other capabilities to deliver more value.

We are delighted to welcome the Spatial Energy team to DigitalGlobe and look forward to working with them to serve our new customers in this important vertical market.

With that, let me turn it over to Yancey.

CFO — Yancey L. Spruill

Thanks Jeff.

We truly transformed our business in 2013!  We combined two similarly sized organizations and asset platforms and delivered significant sequential margin improvement, driven by outperformance on the integration and revenue growth.

Achieving this level of cost take-out early is a testament to our 2013 strategy that focused on delivering the integration.  It positions us well to continue driving margin expansion during 2014 as we return our business to at least 50 percent adjusted EBITDA margins in Q4 of this year.

As Jeff noted, we exceeded our original synergy target of 100 million dollars of operating expense savings, and have targeted an additional 20 million dollars of savings we expect to achieve by the end of the third quarter this year.  We remain on track to complete our integration effort, complete construction on our two satellites, and generate significant free-cash flow in Q4 of 2014 and beyond.

We are very pleased to exceed our Q4 Adjusted EBITDA target despite lower than expected revenue.

Revenue for the quarter was 169.7 million dollars, up 35 percent year over year.  Pro forma revenue growth was 3.2 percent compared with last year’s Q4 pro forma revenue of 164.4 million dollars.

U.S. Government revenue in the quarter was 97.1 million dollars, up 29 percent compared with Q4 2012 and 10 percent pro forma.  Included in that revenue is 56.8 million dollars from our EnhancedView Service Level Agreement or SLA, flat compared with Q4 2012.  Our SLA revenue is expected to increase when we begin delivering higher volumes of imagery anticipated to be in Q4 — following the launch and commissioning of WorldView-3.

U.S. Government value-added services was a significant driver of our growth in the quarter, and at 33.9 million dollars was nearly three times the 12.3 million dollars in revenue we generated in Q4 2012, and up 35 percent pro forma.  Growth was driven by Global EGD, as our platform delivered at scale for the first full quarter, as we meet expanding customer requirements on this important service.  Value added services revenue within our insight and analytics group was impacted by the government shutdown, as we had noted was possible on our third quarter call.

Diversified Commercial revenue was 72.6 million dollars in the quarter, up 45 percent on a reported basis, but down 4.6 percent pro forma.

Within Diversified Commercial, Direct Access revenue was strong at 28.5 million dollars, up 113 percent compared with Q4 2012, and 27 percent pro forma.  Growth was driven by increased usage from existing customers and by the one-time purchase of other services by one of our larger DAP customers.

We delivered revenue of 44.1 million dollars in Diversified Commercial outside of DAP, up 20 percent year over year on a reported basis, but down 18 percent pro forma.

As Jeff noted, delayed closings on certain international civil government opportunities in Q4 — particularly in emerging markets — drove most of the year-over-year revenue weakness.  Most of those Q4 revenue opportunities remain either in our 2014 pipeline or have moved to our backlog.

Our next 12-month revenue backlog increased 20.5 percent to 506 million dollars.

In Q4, we generated 82.7 million dollars of Adjusted EBITDA, a margin of 48.7 percent, up 890 basis points sequentially, and once again reflective of the leverage in our business as we realize the benefit from synergies. Note, Adjusted EBITDA excluded 9.2 million dollars of integration related expenses.

Through the end of Q4, we have exceeded our initially projected 100 million dollars in total annualized operating expense savings from the combination, and are now increasing our synergy target to 120 million dollars. We realized approximately 25 million dollars of benefit from operating expense synergies in Q4, and expect to realize the full 120 million dollar run-rate in Q4 of this year. As a reminder, the refinancing we completed just prior to the GeoEye acquisition created significant annual synergies on top of the operating expense savings as interest costs were reduced by approximately 26 million dollars per year.

Depreciation and Amortization was 59.1 million dollars in the quarter, up 31 million dollars year over year.  About 87 percent of the increase reflects a full quarter of depreciation from acquired assets and the balance from infrastructure we placed into service to more closely integrate our operations with NGA earlier this year.

Net interest expense was de minimis in the quarter, reflecting capitalization of substantially all of the 13 million dollars in quarterly interest on our debt.  We expect to capitalize interest at these levels in the first half of this year.  After that, interest expense will ramp up as GeoEye-2 is completed and placed into storage, and we launch and commission WorldView-3.  By the end of 2014, we expect to expense most of our interest.

Our effective tax rate for the year was 35.4 percent. This annual effective tax rate resulted in an income tax benefit of 600 thousand dollars for the fourth quarter.  We estimate an approximate 38 percent effective tax rate for 2014, and we do not expect to pay material cash taxes this year or for at least two years beyond 2014.

We achieved profitability this quarter, with net income of 13.6 million dollars available to our common shareholders.

In 2013, Restructuring and integration-related spending totaled 91.9 million dollars of which approximately 69.3 million dollars were expensed and 22.6 million dollars were capitalized.

Our net use-of-cash in the quarter totaled 27.2 million dollars, driven by timing of receipts from the U.S. Government and a payment to our GeoEye-2 vendor associated with the renegotiation of our launch vehicle and satellite contracts.

CapEx in Q4 was 75.5 million dollars.

Now for our 2014 outlook.

In 2014, we expect revenue in the range of 630 to 660 million dollars, an Adjusted EBITDA margin of approximately 43 percent, and to return to positive free cash flow. At the midpoint of our guidance we assume we begin recognizing revenue for the SLA on November 15th, which reflects 25 million dollars less revenue than prior models, which assumed a September 1st step up in the SLA revenue. Given the very high incremental contribution margin for the SLA revenue, the impact on 2014 Adjusted EBITDA margins is roughly 200 basis points. For reference, as you model revenue progression for the year, please keep in mind that we had a 9 million dollar catch up in Global EGD as the system ramped to full capacity in Q3 2013, creating a challenging growth comparison this year.

Importantly, the expected 50 million dollar annual increase in cash payments associated with the SLA step up begin September 1st. The annual payments will increase to 25 million dollars per month or 300 million dollars per year.

We expect to generate 47 percent of our revenue in the first half and 53 percent in the second half, with quarterly revenue percentages expected to be in line with our historical averages, with the exception of Q3, which will be slightly lower, related to the year over year item just mentioned.

We expect to realize adjusted EBITDA margins for the year of approximately 43 percent, and margins of at least 50 percent in Q4, back to our long term target. Our increase in expected integration-related savings will require approximately 65 million dollars of additional spending in 2014, with integration-related spending to be complete in the third quarter. We expect to expense approximately half of integration-related spending, with the balance to be capitalized.

We expect to achieve free-cash flow as a percent of revenue, or free cash flow margin, for the year of approximately 5 percent.  We expect free cash flow to be slightly positive to slightly negative in the first three quarters depending upon timing of cap-ex, and then be at least 20 percent in Q4, in line with our longer term target.  We expect our cap-ex for the year to be approximately 170 million dollars, with the vast majority to be spent by the end of the third quarter.

With that, I will now turn the call back to Jeff.

CEO — Jeffrey R. Tarr

Thank you, Yancey.

As we move beyond 2013, a year defined by a truly transformative integration, there is much to look forward to in the year ahead.

•                  We will deliver a full year of our 100 million dollars of operating cost take out, and remove another 20 million dollars from the run rate by this year’s fourth quarter.

•                  We will launch the most advanced commercial imaging satellite in the history of our industry with 30 centimeter resolution and short-wave infrared.

•                  With the foresight of leaders in Washington we will be given the opportunity to commercialize our superior resolution.

•                  We will bring new Geospatial Big DataTM and analytic offerings to market.

•                  We will grow current customers and win new ones across all customer verticals.

•                  We will realize the potential of our acquisition of Spatial Energy and other acquisitions yet to close.

•                  And with the completion of our combination and capital investment associated with WorldView-3 and GeoEye-2, we will begin generating robust free cash flow that will fuel continued creation of shareowner value.

All of this will be possible because of the relentless commitment of our DigitalGlobe team members to our customers and our purpose.  By enabling our Customers to see the earth clearly and in new ways we help them make our world a better place. It is this commitment that moves us closer each day to achieving our vision of becoming the indispensable source of information about our changing planet.

With that, operator, let’s please open the call for questions.